First Hawaiian, Inc.

999 Bishop Street, 29th Floor

Honolulu, HI 96813

July 26, 2018

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:        Notice of Disclosure Filed in the Quarterly Report on Form 10‑Q under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that First Hawaiian, Inc. has made disclosure pursuant to those provisions in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which was filed with the Securities and Exchange Commission on July 26, 2018.

Respectfully submitted,

First Hawaiian, Inc.

By:	/s/ Eric K. Yeaman
Name:	Eric K. Yeaman
Title:	President, Chief Operating Officer and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)